EXHIBIT 99.1

Omeros Corporation Reports Second Quarter 2016 Financial Results

-- Conference Call Today at 4:30 p.m. ET --

SEATTLE, WA – August 9, 2016 – Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system, today announced recent highlights and developments as well as financial results for the second quarter of 2016, which include:

•	2Q 2016 total and OMIDRIA® revenues were $10.0 million. Revenues from OMIDRIA sales rose 220% from the prior year quarter and 38% from 1Q 2016.
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Net loss in 2Q 2016 was $12.6 million, or $0.32 per share, which included $3.2 million ($0.08 per share) of non-cash expenses. Net loss in the prior year quarter was $16.7 million or $0.44 per share, which included $2.7 million ($0.07 per share) of non-cash expenses.

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Completed enrollment in a U.S. Food and Drug Administration (FDA) required post-marketing OMIDRIA pediatric clinical study; the product is eligible for an additional six months of U.S. marketing exclusivity upon successful completion of the study.

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Completed successful meeting with European Medicines Agency (EMA) regarding requirements for OMS721 Phase 3 program for the treatment of atypical hemolytic uremic syndrome (aHUS); the same single-arm Phase 3 clinical trial will support the submission package for marketing approvals in the U.S. and Europe.

•	Initiated dosing in a Phase 2 clinical trial evaluating OMS721 in patients with complement-related renal disorders.

“OMIDRIA generated solid sales growth in the second quarter,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “That growth was broad based; not only did we add a significant number of new accounts, but existing customers continued to increase their level of utilization – it clearly appears that we have turned the corner with respect to the recognition of the clinical benefits of OMIDRIA. The revenues from OMIDRIA are increasingly defraying the costs of our development pipeline, which continues to deliver on that investment. OMS721, our MASP-2 inhibitor program, is in a Phase 3 clinical program in aHUS and in two Phase 2 programs, one for patients with microangiopathies and the other for those with complement-related renal disease. Our PDE10 inhibitor is in a Phase 2 program in Huntington’s disease, we expect OMS405 – our PPAR-gamma agonist program for addiction – to yield additional data this year, our PDE7 inhibitor program for addiction is slated to enter the clinic next year and our MASP-3 and GPCR programs are making good progress. We look forward to building on the commercial and clinical momentum generated in the first half of 2016 and expect to continue that momentum through the remainder of the year.”

Second Quarter and Recent Highlights and Developments

•	Highlights and developments regarding OMIDRIA include:
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In June 2016, Omeros announced the completion of enrollment in an FDA required post-marketing OMIDRIA pediatric clinical trial which, if completed in compliance with FDA clinical trial regulations and pre-specified timelines, results in eligibility for an additional six months of marketing exclusivity for OMIDRIA. The trial is being conducted in compliance with FDA regulations and within the specified timelines. OMIDRIA is not yet approved for use in patients less than 18 years of age, and the trial is expected to provide clinical information on the use of OMIDRIA in the pediatric population.

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As previously announced, Omeros and ITROM Trading Drug Store (ITROM) entered into an exclusive supply and distribution agreement for the sale of OMIDRIA in the Kingdom of Saudi Arabia, the United Arab Emirates and certain other countries in the Middle East. Under the agreement, ITROM will be responsible for obtaining marketing authorizations for OMIDRIA within the licensed territories in addition to marketing and distributing OMIDRIA supplied by Omeros. Omeros expects ITROM to begin selling OMIDRIA later this year on a limited basis assuming submission of appropriate regulatory applications.

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Highlights and developments regarding OMS721, Omeros’ lead human monoclonal antibody in its mannan-binding lectin-associated serine protease-2 (MASP-2) program for the treatment of thrombotic microangiopathies (TMAs), including aHUS and hematopoietic stem cell transplant-related (HSCT) TMAs, and for the treatment of complement-related renal diseases, include:

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In the company’s Phase 2 clinical program evaluating OMS721 in patients with complement-related renal disorders, Omeros initiated dosing in a Phase 2 clinical trial that includes patients with IgA nephropathy, membranous nephropathy, C3 glomerulopathy and lupus nephritis.

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Omeros received scientific advice from the EMA directed to its OMS721 Phase 3 program for the treatment of aHUS. The advice received is generally consistent with that from the FDA earlier this year and will allow Omeros to submit applications for approval in the U.S. and in the European Union (EU) based on a single data set, which includes the results from one pivotal clinical trial – a single-arm (i.e., no control arm), open-label study in patients with newly diagnosed or ongoing aHUS. Based on this EMA advice, the company plans to run the same, single Phase 3 clinical program to support OMS721 marketing approval applications in both the U.S. and in the EU for the treatment of aHUS.

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In August 2016, the company announced results from its OMS906 complement program showing that OMS906 reduced both the incidence and severity of disease in a well-established animal model of arthritis mediated by the alternative pathway of complement (APC). OMS906 is Omeros’ lead antibody targeting mannan-binding lectin-associated serine protease-3 (MASP-3), a protein essential for the activation of the APC. Omeros exclusively controls the use of MASP-3 inhibitors for the treatment of APC-related diseases and disorders. The company is initiating the process of manufacturing scale-up of OMS906 in preparation for clinical trials.

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In May 2016, Omeros amended its existing credit facility with Oxford Finance LLC and East West Bank to provide the company with an additional $20 million in unrestricted cash by funding the remaining tranches of the facility. Omeros issued warrants to the lenders, exercisable for seven years for up to 100,602 shares of the company’s common stock at an exercise price per share of $9.94, which was the closing price of the company’s stock on the funding date. The final payment fee rate on the $20 million borrowed increased from 5.25% to 6.25%, reflecting the accelerated draw-down of these additional funds. All loan payments are interest-only until August 1, 2017.

Financial Results

For the quarter ended June 30, 2016, total revenues were $10.0 million, all relating to sales of OMIDRIA. This compares to OMIDRIA revenues of $3.1 million and grant revenue of $62,000 for the same period in 2015. On a sequential quarter basis, OMIDRIA revenue grew $2.8 million or 38% from 1Q to 2Q 2016. The quarter-over-quarter increase in OMIDRIA revenue was due to continued acceptance of and increased demand for OMIDRIA in the ophthalmic surgery community.

Total costs and expenses for the three months ended June 30, 2016 were $20.9 million ($3.2 million of which were non-cash expenses) compared to $19.2 million ($2.7 million of noncash expenses) for the same period in 2015. The increase in the current year quarter was primarily due to increased legal costs associated with the Par lawsuit and increased sales and marketing costs, partially offset by a decrease in research and development costs.

For the three months ended June 30, 2016, Omeros reported a net loss of $12.6 million, or $0.32 per share, which included noncash expenses of $3.2 million ($0.08 per share). This compares to the prior year quarter where Omeros reported a net loss of $16.7 million, or $0.44 per share, which included noncash expenses of $2.7 million ($0.07 per share).

For the six months ended June 30, 2016, total revenues were $17.4 million, consisting of $17.3 million of sales of OMIDRIA and $173,000 of grant revenue. This compares to OMIDRIA revenues of $3.4 million and grant revenue of $212,000 for the same period in 2015. This increase in sales of OMIDRIA is due to the continued acceptance of and increased demand for OMIDRIA in the ophthalmic surgery community.

Total costs and expenses for the six months ended June 30, 2016 were $47.8 million compared to $37.5 million for the same period in 2015. The increase in the current year compared to the prior year was primarily due to increases in OMS721 research and development costs, legal costs associated with the Par lawsuit, sales and marketing costs and stock-based compensation expense.

For the six months ended June 30, 2016, Omeros reported a net loss of $33.2 million, or $0.86 per share, which included noncash expenses of $7.9 million ($0.20 per share). This compares to a net loss of $35.3 million, or $0.95 per share for the six months ended June 30, 2015, which included noncash expenses of $5.5 million ($0.15 per share).

At June 30, 2016, the company had cash, cash equivalents and short-term investments of $21.2 million. In addition, the company had $10.7 million of restricted cash on hand to satisfy covenants under its loan agreement with Oxford Finance and East West Bank and its lease for the Omeros Building.

Conference Call Details

Omeros’ management will host a conference call to discuss the financial results and to provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time; 4:30 p.m. Eastern Time. To access the live conference call via phone, please dial (844) 831-4029 from the United States and Canada or (920) 663-6278 internationally. The participant passcode is 60834344. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available for one week following the call and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 60834344.

To access the live or subsequently archived webcast of the conference call, go to the company’s website at www.omeros.com and go to “Events” under the Investors section of the website. To access the live call, please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Omeros Corporation

Omeros is a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system. Part of its proprietary PharmacoSurgery® platform, the company’s first drug product, OMIDRIA® (phenylephrine and ketorolac injection) 1%/0.3%, was broadly launched in the U.S. in April 2015 for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. In the European Union, the European Commission has approved OMIDRIA for use in cataract surgery and lens replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction), and to reduce postoperative eye pain. Omeros has clinical-stage development programs focused on: complement-related thrombotic microangiopathies; complement-mediated glomerulopathies; Huntington’s disease and cognitive impairment; addictive and compulsive disorders; and preventing problems associated with urologic surgical procedures. In addition, Omeros has a proprietary GPCR platform, which is making available an unprecedented number of new GPCR drug targets and corresponding compounds to the pharmaceutical industry for drug development, and a platform used to generate antibodies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization including with respect to OMIDRIA®, Omeros’ ability to partner and commercialize OMIDRIA in the Middle East and Europe, Omeros’ unproven preclinical and clinical development activities, regulatory oversight, intellectual property claims, competitive developments, litigation including pending patent litigation related to an application seeking approval from the FDA to market a generic version of OMIDRIA, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenues:
Product sales, net	$10,004	$3,125	$17,250	$3,363
Grant revenue	—	62	173	212
Total revenue	10,004	3,187	17,423	3,575
Costs and expenses:
Cost of product sales	327	365	654	376
Research and development	10,231	10,900	25,665	20,218
Selling, general and administrative	10,375	7,889	21,485	16,878
Total costs and expenses	20,933	19,154	47,804	37,472
Loss from operations	(10,929)	(15,967)	(30,381)	(33,897)
Interest expense	(1,857)	(937)	(3,232)	(1,894)
Other income (expense), net	174	224	462	442
Net loss	$(12,612)	$(16,680)	$(33,151)	$(35,349)
Basic and diluted net loss per share	$(0.32)	$(0.44)	$(0.86)	$(0.95)
Weighted-average shares used to compute basic and diluted net loss per share	39,178,547	37,846,832	38,747,816	37,165,196

OMEROS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	June 30,	December 31,
	2016	2015
	(unaudited)
Cash, cash equivalents and short-term investments	$21,237	$28,263
Total assets	46,108	48,995
Total current liabilities	16,065	16,253
Notes payable, net	69,833	49,769
Accumulated deficit	(436,293)	(403,142)
Total shareholders’ deficit	(48,995)	(26,234)